Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Executive Team Changes

HOUSTON, TEXAS, April 25, 2023 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood” or the “Company”) announced today that Steven Dougherty, Executive Vice President and Chief Accounting Officer, will be leaving the Company to pursue other opportunities. Mr. Dougherty will continue to serve in his current role through the end of the second quarter 2023 to ensure an orderly transition of his responsibilities.

“I would like to personally thank Steven, or “Doc” as we fondly refer to him within the Company, for his many years of service and leadership at Crestwood. Doc has played a key role in building Crestwood from its infancy to what it is today, and his contributions have been fundamental to the Company’s success,” commented Robert G. Phillips, Founder, Chairman, and Chief Executive Officer of Crestwood. “Doc has been a core member of the Crestwood management team since 2012 and has developed a tremendous team of professionals within our accounting, financial reporting, tax, internal audit, IT, and risk management functions. We are excited for the opportunity for many of these highly talented leaders to advance their careers and are confident they are well prepared to ensure a seamless transition. While we are sad to see Doc move on from Crestwood, we wish him all the best in his future endeavors and the next chapter in his life.”

Steven Dougherty commented, “I am so proud of what we have built at Crestwood over the past 11 years. It has been an incredible privilege to work with an extraordinary group of executives and an extremely talented group of accounting, IT, audit, tax and risk management professionals that will continue to advance Crestwood as a leader in the midstream industry. I am very excited about Crestwood’s transformation over the past several years and look forward to seeing what the future holds for the organization.”

Mr. Dougherty will continue to serve as Executive Vice President and Chief Accounting Officer through the end of the second quarter 2023. Upon his departure, Jeff Cathey, Senior Vice President and Controller, will oversee the accounting department. Deana Werkowitch, Senior Vice President of Audit, Technology and Implementation Services will oversee the internal audit and technology functions. Donna Schmidt, Vice President of Tax will oversee the tax department. Casey Rosengarten, Vice President of Risk Management will oversee the risk management function.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood is engaged in the gathering, processing, treating, compression, and transportation of natural gas; storage, transportation, terminalling and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. To learn more about Crestwood Equity Partners LP, visit www.crestwoodlp.com; and to learn more about Crestwood’s sustainability efforts, please visit https://esg.crestwoodlp.com.

Source: Crestwood Equity Partners LP

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Crestwood Equity Partners LP

Investor Contact Andrew Thorington, 713-380-3028 andrew.thorington@crestwoodlp.com Vice President, Finance & Investor Relations	Sustainability and Media Contact Joanne Howard, 832-519-2211 joanne.howard@crestwoodlp.com Senior Vice President, Sustainability and Corporate Communications

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